Exhibit 10.1

**Note:                             Confidential Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission

DEVELOPMENT & LICENSING AGREEMENT

between

LUCENT TECHNOLOGIES INC.

and

ISONICS CORPORATION

Effective as of September 28, 2005

Relating to Infrared Imaging (IR Imaging) Technology

TABLE OF CONTENTS

TABLE OF CONTENTS	2
ARTICLE I	4
DEVELOPMENT PROJECT	4
1.01 Development Project	4
ARTICLE II	5
INTELLECTUAL PROPERTY	5
2.01 Existing Intellectual Property	5
2.02 Rights in Foreground Technology	5
2.03 Rights in Inventions	6
2.04 Licensed Patents	6
2.05 Licensed Technical Information	7
2.06 Lucent’s Reservation of Rights and Permitted Activities	9
2.07 No Other Licenses	10
ARTICLE III	11
DEVELOPMENT AND LICENSE FEES AND ROYALTIES	11
3.01 Development Fee	11
3.02 Royalties	12
3.03 Exclusivity Fee	12
3.04 Sales Referral Fee	13
3.05 Payments and Records	13
3.06 Taxes	14
ARTICLE IV - TERM AND TERMINATION	15
4.01 Term	15
4.02 Termination for Convenience	15
4.03 Termination for Cause	16
4.04 Survival	17
ARTICLE V	17
PROTECTION OF INFORMATION	17
5.01 Lucent and Company Confidential Information	17
5.02 Exceptions to Confidentiality	19
5.03 Export Control	19
ARTICLE VI	20
MISCELLANEOUS PROVISIONS	20
6.01 Compliance with Rules and Regulations and Indemnification	20
6.02 Agreement Prevails	21
6.03 Warranty and Disclaimer	22
6.04 Addresses	23
6.05 Integration	23
6.06 Assignability	23
6.07 Choice of Law	24
6.08 Escalation and Dispute Resolution	24
6.09 Relationship Between Parties	26
6.10 Force Majeure	26
6.11 Headings	26

6.12 Waiver	26
6.13 Severability	26
6.14 Non-Solicitation	27
6.15 Foundry Services	27
6.16 Publicity	27
6.17 Execution in Counterparts	27
APPENDIX A	29
DEFINITIONS	29
APPENDIX B	33
Statement of Work	33

DEVELOPMENT & LICENSING AGREEMENT

THIS DEVELOPMENT & LICENSING AGREEMENT (“Agreement”), effective as of the date the last Party signs this Agreement (“Effective Date”), is made by and between Lucent Technologies Inc., a Delaware corporation, with offices located at 600 Mountain Avenue, Murray Hill, New Jersey 07974-0636 (“Lucent”) and ISONICS CORPORATION, a corporation organized under the laws of California, with offices located at 5906 McIntyre Street, Golden, Colorado 80403 (“Company”).  Lucent and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  The Parties agree as follows:*

WHEREAS, Lucent has knowledge and expertise in technology known as a infrared imaging, and

WHEREAS, Company desires to engage Lucent in a Development Project in order to assess the commercial feasibility of and to develop a Licensed Product (defined below) useful in the field of infrared imaging; and

WHEREAS, as part of the Development Project, the Parties intend to define specific tasks, deliverables, schedules and payments in mutually agreed upon Statements of Work (SOW’s), the first of which is set forth in the Appendix B, and

WHEREAS, the Parties wish to define their roles and responsibilities in connection with the Development Project, and the fees and royalties to be paid by Company to Lucent,

NOW THEREFORE, it is hereby agreed as follows:

ARTICLE I
DEVELOPMENT PROJECT

1.01 Development Project

Lucent shall, during the Development Period, supply staff, facilities and equipment sufficient, in its sole discretion, to perform the Development Project described in the Statement of Work in Appendix B, and to provide the Deliverables to Company.  Representatives for Lucent and Company shall meet as needed, either in person or by telephone, to evaluate and discuss the progress of the Development Project.

*                 Any term in capital letters which is defined in Appendix A - Definitions shall have the meaning specified therein.

The parties may, from time to time, agree upon additional statements of work (SOW’s) that will likewise be appended to and become a part of this Agreement.  Such additional SOW’s will require payment to Lucent of additional development fees, and may be executed on behalf of Company only by the Chief Executive Officer or a designated representative appointed by the CEO of Isonics Corporation, and on behalf of Lucent only by the President of the New Jersey Nanotechnology Consortium.  Each additional SOW will be governed by and construed in accordance with the terms and conditions of this Agreement, but to the extent there is any inconsistency between the terms and conditions of an additional SOW and those of this Agreement, the terms and conditions of the additional SOW shall take precedence and control the rights and obligations of the Parties.  Notwithstanding the foregoing, to the extent that any intellectual property terms and conditions of this Agreement are to be modified or superseded by the terms and conditions of an additional SOW, such intellectual property terms shall be specifically identified in the additional SOW and must be executed on behalf of Lucent only by the President – Intellectual Property Business and on behalf of Company by the Chief Executive Officer or a designated representative appointed by the CEO of Isonics Corporation.

In the event that either party requests access to facilities, sites, data processing and learning centers of the other Party, such access will be granted at the option of the Parties, subject to the provisions of Section 6.01.

ARTICLE II

INTELLECTUAL PROPERTY

2.01 Existing Intellectual Property

Except as provided in Sections 2.04 and 2.05 below, all right, title and interest in and to inventions, patents, works of authorship, trade secrets, know-how or any other intellectual property (a) existing prior to the Effective Date of this Agreement, or (b) developed independently by a Party outside of work performed under SOW’s attached to this Agreement, shall remain vested in the Party which owns it immediately prior to the Effective Date.  For the avoidance of doubt, existing intellectual property owned by Lucent that may be provided to Company pursuant to this Agreement shall be considered to be a part of Lucent Background Technology.

2.02 Rights in Foreground Technology

(a)                                  Except as specifically provided otherwise in this Agreement, all works of authorship, trade secrets, know-how or any other intellectual property first created and reduced to tangible, recordable or permanent form, by employees, contractors, consultants or agents of either Party during the Development Period and as a direct result of work performed under this

Agreement, shall be termed “Lucent Foreground Technology” and shall be owned solely by Lucent.  Nothing contained the Agreement shall require Lucent to enforce its rights in such Lucent Foreground Technology against any third party.

(b)                                 For the avoidance of doubt, “Lucent Foreground Technology” shall not include existing intellectual property owned by Company that may be provided to Lucent pursuant to this Agreement.

2.03 Rights in Inventions

(a) All right, title and interest in and to inventions created during the Development Period and arising out of the Development Project either (i) solely by one Party, or (ii) jointly by one or more of Lucent’s employees, contractors, consultants or agents working together with one or more of Company’s employees, contractors, consultants or agents, shall be owned by Lucent.  Notwithstanding any other provision of this Agreement, there is no intention in this Agreement to transfer to Lucent any inventions, patents, patent applications, trade secrets, know-how, or other intellectual property owned by Company at the commencement of the Development Project or developed by Company outside of the Development Project during the term of this Agreement.

(b) Lucent may, at its expense, file patent applications on inventions described in Section 2.03(a) in one or more countries.  Company agrees to cooperate in such filings, and to furnish all documents, information, or other assistance that may be necessary for the preparation, filing and prosecution of each such application.  For the avoidance of doubt, Lucent shall not be required to file, prosecute or maintain any patent application on inventions described in Section 2.03(a). Nothing contained the Agreement shall require Lucent to enforce its rights in such inventions or any resulting patents thereon, against any third party.

2.04 Licensed Patents

(a) Provided that Company has paid development fees as set forth in Section 3.01 and the license fees and royalties as set forth in Section 3.02, and subject to the provisions of this Agreement, Lucent hereby grants to Company a personal, non-transferable (except as permitted in Section 6.06), worldwide and non-exclusive license (without any right to sublicense) under (i) Lucent Patents and (ii) patents that issue to Lucent from inventions owned by Lucent pursuant to Section 2.03. The patents in subsections (i) and (ii) in the preceding sentence shall be referred to collectively as “Licensed Patents”.  The aforesaid license shall be limited to (1) performing the Development Project, (2) to allow Company to make, have made, use and sell Licensed Products manufactured with the use of the Licensed Technical Information pursuant to this Agreement.  Lucent does not grant the right to sublicense the Licensed Patents, it being understood, however, that the “have made” right granted to Company in this Section 2.04(a) shall apply in connection with the second source supplier contemplated by Appendix B.

(b) Subject to the provisions of this Agreement, Company hereby grants to Lucent a worldwide, non-exclusive, perpetual, royalty free, personal, non-transferable (except as permitted in Section 6.06) license (without any right to sublicense) under patents and/or patent applications owned or controlled by Company at any time during the Term of this Agreement to (i) perform the Development Project during the Development Period, and (ii) to make, have made, use, sell and import Licensed Products that Lucent is permitted to make, use, sell or import pursuant to Section 2.06. The patent and/or patent applications referred to above do not include any patents or patent applications owned or controlled by Company that are primarily related to: (i) isotopically enriched semiconductor wafer material technology, (ii) isotopically enriched luminescent materials technology, or (iii) isotopically enriched optical materials technology.

(c) Licenses granted pursuant to Sections 2.04(a) and 2.04(b) are not to be construed either (i) as consent by the licensor to any act which may be performed by the licensee, except to the extent impacted by a patent licensed herein to the licensee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

2.05 Licensed Technical Information

(a) Provided that Company has paid development fees as set forth in Section 3.01 and the royalties as set forth in Section 3.02, and subject to the provisions of this Agreement, Lucent hereby grants to Company a personal, nontransferable (except as permitted in Section 6.06) worldwide right to use, copy, perform or display Licensed Technical Information, and create, use, copy, perform or display Derivative Works of the Licensed Technical Information, under any and all copyrights and trade secret rights specific to the Licensed Technical Information (patent rights are specifically set forth in Section 2.04) that Lucent has the right to license, and that exists as of the Effective Date or that is created as a result of a Development Project during the term of this Agreement.  The aforesaid license shall be limited to (1) performing the Development Project, (2) to allow Company to make, have made, use and sell Licensed Products manufactured with the use of the Licensed Technical Information pursuant to this Agreement.  The license under copyrights and trade secret rights specific to the Lucent Foreground Technology shall be exclusive (except as under Lucent’s Reservation of Rights and Permitted Activities below, while the license under copyrights and trade secret rights specific to the Lucent Background Technology shall be non-exclusive.  For the avoidance of doubt, the license to create, use, copy, perform or display Derivative Works of the Licensed Technical Information shall be limited to use of such Derivative Works solely in connection with

Licensed Products, and shall exclude any right to create, use, copy, perform or display devices that (a) are not based upon a micro-electro-mechanical system (“MEMS”) [**see cover page note] or [**see cover page note] structure implemented to be sensitive to changes in emissive or reflective infrared radiation that illuminates at least a portion of the surface of the structure, or (b) are for applications that do not produce an image.

Lucent does not grant Company the right to sublicense Licensed Technical Information except for the right to procure components for their own use.  Company agrees that Software included in the Licensed Technical Information will be provided to customers only in object code form, in accordance with the provisions of Section 2.05(c).

(b) Subject to the provisions of this Agreement and during the term of this Agreement, Company hereby grants to Lucent a personal, nontransferable (except as permitted in Section 6.06) and nonexclusive, royalty-free, worldwide license to use and/or copy Company Information for the purpose of conducting the Development Project.  Company does not grant the right to sublicense the any of the rights granted to Lucent in this Section 2.05(b).

(c) Provided that Company has paid development fees as set forth in Section 3.01 and the royalties as set forth in Section 3.02, and subject to the provisions of this Agreement, Lucent hereby grants to Company a personal, nontransferable and nonexclusive right to sublicense object code Software that is part of the Licensed Technical Information (but not, in any event, Lucent Patents) to third parties solely for the purpose of using Licensed Products, provided that Company obtains agreement in writing from such third party, before or at the time of furnishing any portion of such object code Software, that:

(1)                                  only a personal, nontransferable and nonexclusive right to use such object code Software is granted to such third party;

(2)                                  no ownership interest in such object code Software is transferred to such third party;

(3)                                  such third party will not copy such object code Software except as necessary to use such object code Software in connection with Licensed Products and for backup and archive purposes in connection with such use;

(4)                                  if a third party’s right-to-use is terminated for any reason, such third party will either destroy or return all copies of such object code Software in its possession;

(5)                                  such third party will not transfer such object code Software to any other party except as authorized by Company;

(6)                                  such third party will not export or re-export such object code Software without the appropriate United States and/or foreign government licenses;

(7)                                  such third party will not reverse compile or disassemble such object code Software; and

(8)                                  Lucent does not warrant such object code Software to the third party, does not assume any liability to the third party regarding such object code Software and does not undertake to furnish any support or information regarding such object code Software to the third party.

(d)                                 Company shall use its reasonable commercial efforts to enforce the agreements with customers specified in Section 2.05(c).  Such agreement shall provide that Lucent shall be a third party beneficiary of any such agreements.  On request, Company will provide Lucent with copies of all such agreements, and provide Lucent with results of any audits conducted to assure compliance with such agreements.

(e)                                  Each portion of object code Software sublicensed by Company pursuant to this Agreement shall include an appropriate copyright notice.  Such copyright notice may be the copyright notice or notices appearing in or on the corresponding portions of the object code Software as provided by Lucent to Company or, if Company makes copyrightable changes in developing object code Software, Company’s copyright notice.

2.06 Lucent’s Reservation of Rights and Permitted Activities

(a)                                  Notwithstanding the exclusivity provisions set forth in Section 2.05, Lucent reserves the right to use the Lucent Foreground Technology:

(1)                                  for non-commercial purposes, such as for education and research;

(2)                                  to perform the Permitted Activities, as described in Section 2.06(b);

(3)                                  for its own internal business purposes;

(4)                                  for all applications that do not produce an image; and

(5)                                  to make, have made, use, lease and sell Licensed Products, provided they are combined with and offered as a part of Lucent Communications Products.

(b) For the purposes of this Agreement, “Lucent’s Permitted Activities” shall mean all or any of the following activities:

(1)                                  Licensing the Lucent Foreground Technology to others to make use, lease and sell products other than Licensed Products;

(2)                                  Intentionally omitted;

(3)                                  Engaging in any activity with and granting licenses relating to the Lucent Foreground Technology to a state, local or federal governmental entity, for the purposes of any governmental grant.  Lucent may perform such activities alone or in conjunction with one or more third parties, provided however, that the preceding sentence shall not be construed to permit Lucent to grant licenses relating to the Lucent Foreground Technology to any such third party with respect to the sale of Licensed Products by the third party directly to the government;

(4)                                  Publishing papers, making presentations, and filing patent applications that include portions of the Lucent Foreground Technology;

(5)                                  Providing semiconductor foundry services through Lucent Bell Labs Research’s New Jersey Nanotechnology Consortium provided that such services do not include using a substantial portion of the Lucent Foreground Technology to make Licensed Products; and

(6)                                  Fulfilling any commitment made by a Lucent entity other than the Bell Laboratories’ New Jersey Nanotechnology Consortium (a wholly-owned subsidiary of Lucent), which commitment was made directly or indirectly for the benefit of a 3rd party and which arose (1) prior to the Effective Date of this Agreement or (2) in connection with a development project commenced prior to the Effective Date of this Agreement.

2.07   No Other Licenses

(a) No right is granted herein to either Party to use any identification (such as, but not limited to, trade names, trademarks, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify the other Party or any of its Subsidiaries or any of its or their products, services or organizations, and that, with respect to the subject matter of this Agreement, each Party agrees it will not without the express written permission of the other Party (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations; or (ii) represent directly or indirectly that any product, service or organization of the receiving Party is a product, service or organization of the other Party or any of its Subsidiaries, or that any product or service of such Party is made in accordance with or utilizes any information of the other Party or any of its Subsidiaries.

(b) Except as expressly set forth in Article II, no other right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property.

ARTICLE III

DEVELOPMENT AND LICENSE FEES AND ROYALTIES

3.01 Development Fee

Company shall pay to Lucent a development fee in respect to its development obligations hereunder in the total amount of Twelve Million (U.S.$12,000,000) U.S. Dollars, to be paid by Company to Lucent as follows:

(a) An initial fee of Two Million (U.S.$2,000,000) U.S. Dollars, payable as follows:

(i) One Million (U.S.$1,000,000) U.S. Dollars upon execution of this Agreement by Company and delivery of this Agreement to Lucent; and

(ii) One Million (U.S.$1,000,000) U.S. Dollars within ten (10) days after the date Company provides Lucent with written acceptance of the first development plan prepared by Lucent, in accordance with the provisions set forth in the Statement of Work, Appendix B, Section 3(c).  The cure period set forth in Section 4.03(a) shall apply with respect to the payment set forth in this subsection.

(b) The balance of Ten Million (U.S.$10,000,000) U.S. Dollars shall be payable to Lucent in ten (10) equal installments of One Million (U.S.$1,000,000) U.S. Dollars, the first such installment being due (90 days) after the date the Company accepts the first development plan, and each subsequent installment being due three (3) months thereafter.  The final installment, if not sooner paid, shall be due and payable no later than two and one-half (2-1/2) years after the first payment made under this Section 3.01(b).

(c) Lucent shall render invoices, but payment is due whether or not an invoice is sent.

(d)  If additional development work is added to the Development Project by mutual agreement of the Parties, pursuant to additional SOW’s appended to Appendix B, additional development fees may be charged.

(e) All payments made in respect of the development fee shall be non-refundable.

(f) Notwithstanding 3.01(e), in the event that Company notifies Lucent that the first development plan is not accepted in accordance with the provisions set forth in the Statement of Work, Section 3(d) or, within the ten day period for accepting or rejecting the first development plan, Company notifies Lucent that  Company board approval has not been obtained, Lucent shall refund to Company Nine Hundred Thousand (U.S.$900,000) U.S. Dollars, and thereupon Company shall have no further payment obligations to Lucent, and Lucent shall have no further development obligations to Company.

3.02 Royalties

(a) In consideration for the patent licenses granted to Company in accordance with Section 2.04 and the license to Licensed Technical Information in accordance with Section 2.05, and subject to the minimum royalties set forth in Section 3.02(b) Company agrees to pay Lucent a royalty in an amount equal to [**see cover page note] ([**see cover page note] %) percent of the Fair Market Value of Licensed Products that are sold, leased or otherwise put into use by Company or any of its Subsidiaries anywhere in the world.  The Parties agree that the royalty provided in this Section shall be apportioned equally between technology licenses and patent licenses.

(b) In consideration for the patent licenses granted to Company in accordance with Section 2.04 and the license to Licensed Technical Information in accordance with Section 2.05, beginning on the October 1 next following the earlier of (1) first commercial sale (other than commercial samples) of the Licensed Product; or, (2) the end of the Development Project, and on each subsequent October 1 thereafter, Company agrees to pay Lucent a minimum semi-annual royalty, creditable against the royalties otherwise due to Lucent for such semi-annual period pursuant to Section 3.02(a) in the amount of [**see cover page note] ($US[**see cover page note]) Dollars. The Parties agree that the minimum royalty provided in this Section shall be apportioned equally between technology licenses and patent licenses.

(c) Amounts paid by Company to Lucent under this Agreement shall not be creditable toward any fees (i) payable under any agreement between Lucent and any purchaser from Isonics or user of Licensed Products purchased from Isonics, or (ii) otherwise due to Lucent as a result to the sale or use of Licensed Products by any third party.

3.03 Exclusivity Fee

For the Development Project set forth in the Statement of Work in Appendix B, the licenses granted by Lucent to Company under Lucent

Foreground Technology shall remain exclusive, provided that Company is not in breach of this Agreement, and provided further that beginning on the October 1 next following the earlier of (1) first commercial sale (other than commercial samples) of the Licensed Product; or, (2) the end of the Development Project, and on each subsequent October 1 thereafter, Company pays to Lucent, in addition to the Development Fees and Royalties set forth above, an Exclusivity Fee in accordance with the table below:

Annual
Exclusivity
Payment #	Exclusivity Fee (in U.S. Dollars)

1	$[**see cover page note]
2	$[**see cover page note]
3	$[**see cover page note]
4 and each year thereafter	$[**see cover page note]

The amount paid by Company in respect of the annual Exclusivity Fee shall be credited to the Lucent fiscal year (October 1 through September 30) that the Royalties with respect to Licensed Technical Information and Licensed Patents are otherwise due to Lucent pursuant to Section 3.02.  There shall be no carry-over of any credit from one fiscal year to any subsequent fiscal year.

3.04 Sales Referral Fee

In addition to the fees, royalties and other payments set forth in this Agreement, Company agrees to pay Lucent a commission in the amount of [**see cover page note] ([**see cover page note] %) percent of revenue received directly or indirectly by Company or any of its Subsidiaries with respect to sales of Licensed Products made to customers as a result of substantial sales effort provided by Lucent or its Subsidiaries.  Prior to Lucent making such sales referral, the Parties shall agree, in writing, on a written process applicable to same.

3.05 Payments and Records

(a) Payments to Lucent shall be made in United States dollars to the address specified in Section 6.04.

(b) The Development Fee set forth in Section 3.01 shall be paid in accordance with the schedule set forth in that Section.

(c) The royalty payments set forth in Section 3.02 shall be reportable and payable within thirty (30) days at the end of each semi-annual period ending on March 31st and September 30th.  Company shall furnish to Lucent a statement, certified by an authorized representative of Company, identifying in a reasonable manner the number of units of Licensed Products that were subject to Royalty during such semi-annual period, and the amount payable to Lucent pursuant to Section 3.02.  If the statement indicates that a royalty pursuant to Section 3.02(a) less than the minimum royalty is payable, then the minimum royalty shall be paid in accordance with Section 3.02(b).

(d) The exclusivity fee payments set forth in Section 3.03 and the Sales Referral fee set forth in Section 3.04 shall be payable at the end of each semi-annual period ending on March 31st and September 30th.

(e) Company shall keep full, clear and accurate records of units of Licensed Products. Company shall furnish whatever additional information Lucent may reasonably request from time to time to enable Lucent to ascertain the amounts of royalty fees payable pursuant hereto.

(f) Lucent shall have the right to make an examination and audit during normal business hours, not more frequently than annually and subject to prior clearance and coordination with the Company, of all records kept pursuant to this Section 3.05 by Company and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts of fees payable to Lucent under this Agreement.  Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit.  Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise unless such statement appears in a letter signed by the party having such right expressly waiving such right and such letter is delivered to the other party. If such audit discloses a reported error of five percent (5%) or greater with respect to the reported sums paid to Lucent by Company during the applicable period subject to such audit, Company shall fully reimburse Lucent, promptly upon demand, for the reasonable fees and disbursements for completing such audit.  Otherwise, Lucent shall be responsible for the cost of each such audit.

Overdue payments shall be subject to a late payment charge calculated at an annual rate of one percent (1%) over the prime rate (as posted in New York City during delinquency).  If the amount of such late payment charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum amount.

3.06 Taxes

(a) Company shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any net income tax imposed upon Lucent in a jurisdiction other than the United States if such tax is allowable as a credit against the United States income taxes of Lucent; and (ii) any net income tax imposed upon Lucent by the United States or any governmental entity within the United States (the fifty (50) states and the District of Columbia).

(b) If Company is required to bear a tax, duty, levy or similar charge pursuant to (a) above, Company shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by Lucent hereunder after all such payments or withholdings equal the amounts to which Lucent is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not apply.

ARTICLE IV - TERM AND TERMINATION

4.01 Term

The development activities for the initial Development Project contemplated by this Agreement shall be completed approximately thirty six (36) months after the Effective Date.  The Term for the license rights granted in this Agreement shall continue unless terminated in accordance with this Agreement.

4.02 Termination for Convenience

(a) The Parties will conduct quarterly progress meetings to review the status of the Development Project, the then current Statement of Work and any proposed changes, modifications, or clarifications thereto, expected future activities under this Agreement, and such other matters related to the Development Project as either Party may desire to discuss. Company may terminate the Development Project for convenience, by written notice to Lucent given within ten (10) days after a quarterly progress meeting, so long as such termination is prior to the first commercial (other than commercial samples) of a Licensed Product by Company.

(b) Upon termination pursuant to Section 4.02(a), Lucent will cease all further work on the Development Project, and Company shall be relieved of its obligation to make further installments of the Development Fee otherwise due to Lucent in accordance with Section 3.02(b).  Lucent shall be entitled to retain (or be paid) all installments that were paid (or became due) prior to termination.

(c) If Company terminates the Development Project, all licenses granted by Lucent to Company pursuant to Sections 2.04(a), 2.05(a) and 2.05(c) shall terminate.  All licenses granted by Company to Lucent pursuant to Sections 2.04(b) and 2.05(b) shall survive.  For the purposes of clarity, in the event that Company does not give Lucent such notice of termination at or after a quarterly meeting as set forth above, then Company will be deemed to have agreed that it is satisfied with the progress of the Development Project.

(d) Lucent may terminate this Development Project by virtue of Lucent’s divestiture of the portion of Bell Labs Research working on the Development Project.  In the event of such termination, Lucent’s liability shall be limited to a refund of the development fees actually paid by Company to Lucent specified pursuant to Section 3.01, for the three (3) year period immediately preceding the termination.    In such event, Lucent will deliver to Company copies of all of the then existing Licensed Technical Information in the possession of Lucent, within two (2) months following such termination.   Further, the licenses granted by Lucent shall continue, subject to Company paying the royalties set forth in Section 3.02, the exclusivity fee set forth in Section 3.03, and the sales referral fee set forth in Section 3.04.

4.03 Termination for Cause

Subject to termination provisions otherwise set forth in this Agreement:

(a) In the event of non-payment by Company of any Development Fee as set forth in Section 3.01, if such non-payment continues for more than ten (10) days after notice thereof, Lucent may immediately suspend work on the Development Project.  Lucent may charge a start-up fee in an amount not to exceed the development fees payable for one calendar quarter, if the Development Project is thereafter resumed at Lucent’s option.  In the event of non-payment by Company of any Royalties as set forth in Section 3.02, or other payments due under this Agreement, if such non-payment continues for more than ten (10) days after notice thereof, or if non-payment has occurred three (3) or more times within Lucent’s fiscal year, Lucent may terminate this Agreement and all licenses granted to Company hereunder.

(b) In the event of any other breach of this Agreement by Company, or in the event of voluntary or involuntary bankruptcy or insolvency of Company, or the appointment, with or without Seller’s consent, of a receiver or an assignee for the benefit of creditors, Lucent may, in addition to any other remedies that it may have, at any time terminate this Agreement by not less than two (2) months written notice to Company specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

(c) In the event of any material breach of this Agreement by Lucent or its Subsidiaries, Company may, in addition to any other remedies that Company may have, at any time terminate this Agreement by not less than two (2) months written notice to Lucent specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.  Except for Sections 4.02(d) and 6.03(e), notwithstanding any other provision of this Agreement, Lucent’s entire liability for any material breach of the Agreement or failure to perform the Development Project shall be limited to the lesser of (i) the actual value of the injury or loss to Company or (ii) a refund in the amount equal to the amounts received by Lucent pursuant to Sections 3.02 and 3.03 during the one year period prior to Lucent receiving notice of the breach from Company as well as any payments that are made by Company subsequent to the giving of the notice and termination of this Agreement.

4.04 Survival

(a) The rights and obligations of Lucent and Company in Sections 5.01, 5.02, 5.03 and Article VI (except Section 6.06) shall survive and continue after any such termination of this Agreement.

(b) In the event of termination pursuant to Section 4.02(d), in addition to the provisions enumerated in Section 4.04(a), the rights of Company and the obligations of Lucent enumerated in Section 4.02(d) shall also survive.

(c) In the event of termination pursuant to Section 6.03(e), in addition to the provisions enumerated in Section 4.04(a), the rights of Lucent and the obligations of Company enumerated in Section 6.03(e) shall also survive.

ARTICLE V

PROTECTION OF INFORMATION

5.01 Lucent and Company Confidential Information

(a) Company and Lucent agree that:

(1)                                  Company will not use any of Lucent Information, and that Lucent will not use any of Company Information except as authorized herein;

(2)                                  Company shall hold all of Lucent Information and Lucent shall hold all of Company Information in confidence, and neither Party shall make any disclosure of any or all of such other Party’s information to anyone, except to its employees, contractors, consultants and agents who have a need to know, and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use authorized hereunder, and that each Party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person, and each Party shall keep a list of each person to who any such disclosure is made;

(3)                                  the receiving Party will not, without the disclosing Party’s express written permission, reverse engineer any of the furnished Lucent Information or Company Information;

(4)                                  the receiving Party will not, without the disclosing Party’s express written permission, make or have made, or permit to be made, more copies of any of the furnished Lucent Information or Company Information than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends that appear on the furnished Lucent Information or Company Information being copied;

(5)                                  all of Lucent Information shall remain the property of Lucent, and upon termination of this Agreement, Company shall, at Lucent’s written request, immediately cease all use of Lucent Information and shall, as directed by Lucent, promptly destroy or deliver to Lucent each and every part specified by Lucent of Lucent Information then under Company or its Subsidiaries’ control;

(6)                                  all of Company Information shall remain the property of Company, and upon termination of this Agreement , Lucent shall, at Company written request, immediately cease all use of Company Information and shall, as directed by Company, promptly destroy or deliver to Company each and every part specified by Company of Company Information then under Lucent’s or its Subsidiaries’ control; and

(7)                                  if this Agreement is terminated by a Party for breach, the breaching Party shall, at the terminating Party’s written request, immediately cease all use Company Information or Lucent Information, as appropriate, and shall, as directed by the terminating Party, promptly destroy or deliver to the terminating Party each and every part specified by the terminating Party of Company Information or Lucent Information, as appropriate, then under the breaching Party’s or its Subsidiaries’ control.

5.02 Exceptions to Confidentiality

Notwithstanding the provisions of Section 5.01, neither Party shall be required to restrict use and/or disclosure with respect to portions of Lucent Information, Company Information or Developed Information, if any:

(a)                                  that are independently developed by the receiving Party, solely by personnel with no access to such portions furnished under this Agreement to the receiving Party;

(b)                                 that are lawfully received from another source having the right to so furnish such portions without breach of this Agreement;

(c)                                  that have become generally known to the public, provided that such public knowledge was not the result of any breach of this Agreement attributable to the receiving Party;

(d)                                 that at the time of furnishing to the receiving Party was known to the receiving Party as evidenced by documentation or other evidence available to the receiving Party;

(e)                                  that the disclosing Party otherwise explicitly agrees in writing need not be kept confidential; or

(f)                                    that is disclosed pursuant to governmental or judicial order or request provided that the Party receiving such request or order shall, whenever practicable, promptly notify the other Party and shall reasonably cooperate with the other Party in contesting such disclosure or in obtaining confidential treatment of any disclosed information (at the other Party’s sole cost and expense).

5.03 Export Control

The Parties acknowledge that certain products, software, and technical information (collectively “Information”) provided pursuant to this Agreement may be subject to United States export laws and regulations and agree that any use or transfer of such items must be authorized by the appropriate United States government agency.  Neither Party shall directly or indirectly use, distribute, transfer, or transmit any item of Information (even if incorporated into other products, software, and technical information), except in compliance with United States export laws and regulations.  This obligation will be honored even after the expiration or termination of this Agreement.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.01 Compliance with Rules and Regulations and Indemnification

(a)                                  Company personnel shall, while on any location of Lucent in connection with the Development Project, comply with Lucent’s rules and regulations with regard to safety and security.  Lucent shall inform such personnel of such rules and regulations.  Company shall have full control over such personnel and shall be entirely responsible for their complying with Lucent’s rules and regulations.  Company agrees to indemnify and save Lucent harmless from any claims or demands, including the costs, expenses and reasonable attorneys’ fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they arise in connection with this Agreement and result from the willful misconduct or negligence of Company personnel; or (ii) Company personnel under Worker’s Compensation or similar laws.  Company agrees to defend Lucent, at Lucent’s request, against any such claim or demand.

(b)                                 Lucent’s personnel shall, while on any location of Company, in connection with the Development Project, comply with Company rules and regulations with regard to safety and security.  Company shall inform such personnel of such rules and regulations.  Lucent shall have full control over such personnel and shall be entirely responsible for their complying with Company rules and regulations.  Lucent agrees to indemnify and save Company harmless from any claims or demands, including the costs, expenses and reasonable attorneys’ fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they arise in connection with this Agreement and result from the willful misconduct or negligence of Lucent’s personnel; or (ii) Lucent’s personnel under Worker’s Compensation or similar laws.  Lucent agrees to defend Company, at Company request, against any such claim or demand.

(c)                                  Each Party shall be solely responsible for (i) its personnel’s remuneration, travel, living and other local expenses, and (ii) payment of all federal, state, social security and other payroll taxes in respect of its personnel, including contributions from them when required by the law of the country or any political subdivisions thereof in which such personnel is employed by such Party.

(d)                                 Lucent and Company shall, at all times, each retain the administrative supervision of their respective personnel.

(e)                                  Company shall indemnify Lucent for any claims, demands, damages, liabilities and costs that directly or indirectly result from, or arise in connection with, or are related to, the sale, lease or putting into use of Licensed Products (including Licensee Licensed Products) by or for Company.

(f)                                    Notwithstanding Section 6.01(e), subject to the conditions and exceptions stated below, Lucent, at its expense, will defend or settle at its option and expense, any claim or suit brought by any third party against Company alleging that a Licensee Licensed Product infringes any valid United States patent, and pay all damages and costs (including reasonable attorneys’ fees) that by final judgment may be assessed against Company due to such infringement. Lucent will keep Company reasonably informed of the status of any such claim or suit.

Lucent’s obligation as set forth in this Section 6.01(f) is expressly conditioned upon the following: (a) that Lucent shall be notified promptly in writing by Company of any claim or suit; (b) that, unless Lucent gives the notice as set forth in Section 6.01(g), Lucent shall have sole control of the defense or settlement of any claim or suit; (c) that Company shall cooperate with Lucent in a reasonable way to facilitate the settlement or defense of any claim or suit; and (d) that the claim or suit does not arise from Company modification of a Licensee Licensed Product, any use of a Licensed Product not contemplated by this Agreement, or from combinations of a Licensee Licensed Product with other products provided by Company or by third parties.

(g) If any Licensee Licensed Products become, or in Lucent’s opinion are likely to become, the subject of a claim of infringement, Lucent will have the option to: (1) procure for Company the right to continue using the applicable Licensee Licensed Product; (2) replace the Licensee Licensed Product with a non-infringing Licensed Product substantially complying with the products specifications; (3) modify the Licensee Licensed Product so it becomes non-infringing and performs in a substantially similar manner to the Licensee Licensed Product; or (4) notify Company of its election to reduce the royalty set forth in Section 3.02(a) from [**see cover page note] ([**see cover page note] %) percent to [**see cover page note] ([**see cover page note] %) percent.  Any such reduction in royalty shall apply to future royalty payments to be made by Company to Lucent pursuant to this Agreement, and shall continue in effect until such time as the amount of the reduction (i.e., [**see cover page note] ([**see cover page note] %) percent of the Fair Market Value of Licensed Products sold, leased or otherwise put into use by Company) equals the out of pocket costs incurred by Company in the defense or settlement of the claim(s) of infringement.   While the royalty reduction is in effect, Lucent shall have no further obligation to Company with respect to Section 6.01(f).

THIS SECTION 6.01 STATES LUCENT’S ENTIRE LIABILITY WITH RESPECT TO THIRD PARTY PATENT INFRINGEMENT.

6.02 Agreement Prevails

This Agreement shall prevail in the event of any conflicting terms or legends that may appear on Lucent Information or Company Information.

6.03 Warranty and Disclaimer

(a)                                  Lucent represents that it owns or has a right to license, the Licensed Technical Information.

(b)                                 Except as otherwise contained in this Agreement, neither Party and its Subsidiaries make any other representations or warranties, express or implied.  By way of example but not of limitation, Lucent and its Subsidiaries make no representations or warranties of merchantability or fitness for a particular purpose, or that the use of Licensed Technical Information, Lucent Information or other information will not infringe any patent or other intellectual property right.  Lucent and its Subsidiaries shall not be held to any liability with respect to any claim by Company or any third party on account of, or arising from, the use of Licensed Technical Information, Lucent Information or other information furnished hereunder.

(c)                                  The Parties acknowledge that the Development Project is a research-related activity and may not lead to a commercially viable Licensed Product.  All Licensed Technical Information, Lucent Information and other information furnished by Lucent under this Agreement is furnished “AS IS” with all faults, latent and patent, and without any warranty of any type.

(d)                                 Except as herein otherwise provided, neither Party or its Subsidiaries will under any circumstance, whether as a result of breach of contract, breach of warranty, delay, negligence, tort or otherwise, be liable to the other Party or to any third party for any consequential, incidental, special, punitive or exemplary damages and/or loss of profits or revenues of the other Party or any third party arising out of this Agreement, whether or not the applicable Party has been advised of the possibility of such damages.

(e)                                  If Lucent willfully violates the exclusivity provision set forth in Section 2.05(a) at a time when such exclusivity is in full force and effect (and if Lucent’s actions are not otherwise permitted pursuant to Lucent’s Reservation of Rights and Permitted Activities), and such violation has not been enjoined or cured by Lucent, then Lucent’s liability shall be limited to a refund of the Development Fees actually paid by Company to Lucent specified in Section 3.01 for the three (3) year period immediately preceding the violation in addition to the damages permitted by Section 4.03(c).  Thereafter, Royalties specified in Section 3.02(a) (as such royalties may have been reduced by virtue of Section 6.01(g)) shall be reduced (or if Section 6.01(g) applies, further reduced) by [**see cover page note] %, and the obligation to pay the Exclusivity Fee set forth in Section 3.03 shall terminate.    Lucent licensing an insubstantial part of the Lucent Foreground Technology to a third party will not be considered a willful violation of the exclusivity provision of this Agreement (although it will be considered a breach of this Agreement under Section 4.02(d)).  For the purposes of clarity, an “insubstantial part of the Lucent Foreground Technology” are matters involving some small portion of Lucent Foreground Technology utilized for minor aspects or applications  (e.g. simulation testing techniques and associated results), but does not include any portion of the Lucent Foreground Technology that materially affects the exclusivity provided for under this Agreement.  Any disputes arising from or related to this issue shall be addressed by the dispute resolution procedures set forth in 6.08(b).

6.04 Addresses

All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given:  (i) when personally delivered, (ii) when sent by confirmed facsimile; (iii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt.

To Company:

Attn:  Chief Executive Officer

ISONICS CORPORATION

5906 McIntyre Street, Golden, Colorado 80403

Fax number: 303-279-7300

To Lucent: Lucent Technologies Inc., Intellectual Property Business, Attention: Contract Administrator, 2400 SW 145 Avenue, Miramar, Florida 33027, United States of America Fax No. (954) 885-3858, with a copy to Barry H. Freedman, Esq., Lucent Technologies Inc., 101 Crawfords Corner Rd., Room 3K-202, Holmdel, NJ 07733 Fax: 732-949-0102.

Changes in such addresses may be specified by written notice.

Payments by the Company shall be made to Lucent by wire to such account as Lucent shall advise.

6.05 Integration

This Agreement sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them.  Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to the subject matter hereof other than as expressly provided herein or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby.

6.06 Assignability

(a) During the term of the Agreement and before completion of all SOW’s under the Development Project, Company shall not assign this Agreement nor any rights granted to Company hereunder without the consent of Lucent, which consent may be granted or withheld, in Lucent’s sole discretion. After completion of all SOW’s under the Development Project, (i) Company may assign this Agreement to Isonics Homeland Security and Defense Corporation (a Delaware Corporation) (“HSDC”), a wholly-owned subsidiary of Company, and (ii), Company may have a Company Change of Control, in either event provided that Company has received Lucent’s consent, which consent shall not be unreasonably withheld.

(b) During the term of the Agreement, and before completion of all SOW’s under the Development Project, Lucent may not assign its rights or duties under the Agreement except to (i) a Subsidiary; or (ii) any direct or indirect successor to all or any portion of the business of the assigning Party or its Subsidiaries.  After the Development Project is terminated or completed, Lucent is not restricted in assigning its rights or obligations under this Agreement.

6.07 Choice of Law

The Parties agree that the law of the State of New York, exclusive of its conflict of laws provisions, shall apply in any dispute or controversy arising with respect to this Agreement.

6.08 Escalation and Dispute Resolution

(a) If a dispute that arises out of or relates to preparing a List of Lucent Foreground Technology applicable to work performed in connection with a Statement of Work (as set forth in Appendix B, Item 4) or with respect to the acceptability of any development plan (as set forth in Appendix B, Item 3(e)), or with respect to progress of the Development Plan as set forth in Appendix B, Item 2, the following escalation procedure shall be initiated:  The Party raising the dispute shall provide the other Party with written notice stating in detail the nature of the dispute.  Within fifteen (15) business days of the date of such notice, the Parties will designate individuals in senior management positions who have not previously been involved in day-to-day operations in the Development Project (such as the President of Lucent’s New Jersey Nanotechnology Consortium), who shall thereafter meet and negotiate in good faith to resolve such dispute within the ten day period set forth in Section 4.02(a).  If the parties are unable to resolve the disagreement within such period, Isonics alone shall have the right to terminate this Agreement for convenience pursuant to Section 4.02(a).

For purposes of clarity, this escalation procedure and termination for convenience shall be the sole remedy available to Isonics with respect to the dispute.  In the event that Isonics does not exercise its right to terminate for convenience, the dispute will be deemed to have been resolved in the manner sought by Lucent, and the Agreement shall continue in full force and effect.

(b)(1) Except for a dispute of the type described in Section 6.08(a) if any other dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association (“AAA”). If not thus resolved, it shall be referred to a panel of three arbitrators selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration before a panel of three arbitrators which shall be governed by the United States Arbitration Act.

(b)(2)                   Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief;  (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

(b)(3)                   The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

(b)(4)                   The arbitrators shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(b)(5)                   The place of mediation and arbitration shall be New York City.

(b)(6)                   Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(b)(7)                   A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(b)(8)                   The arbitrators shall have authority to award compensatory damages only.  The arbitrators shall have no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

(b)(9)                   Except as required by law, the Parties, their representatives, other participants and the mediator and arbitrators shall hold the existence, content and result of mediation and arbitration in confidence.

6.09 Relationship Between Parties

Neither Party to this Agreement shall have the power to accept purchase orders on behalf of the other, bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party.  The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

6.10 Force Majeure

Except as otherwise provided herein, Neither Lucent nor Company shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority.  In the event that performance under this Agreement is prevented for a continuous period of two (2) months or longer by any of the foregoing causes, either Party shall have the right to terminate this Agreement by giving written notice to the other Party.

6.11 Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.12 Waiver

Except as specifically provided for herein, the waiver from time to time by a Party of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

6.13 Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.14 Non-Solicitation

During the Development Period   and a period of one (1) year thereafter, neither Party will, directly or indirectly, employ, or solicit to employ or initiate contact with any employees of the other Party that are performing or may reasonably be expected to perform work in furtherance of the Development Project, for the purpose of inducing them to terminate their employment with the current employing Party, or to become employed by the other (non-employing) Party.  This restriction shall not apply to any employee whose employment with a Party is involuntarily terminated or who has retired in good standing from such Party.  The term “solicit to employ” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise, that are not focused on persons employed by a Party.  For purposes hereof, “employ” shall include any employment, consultant, independent contractor, agent or similar relationship.

6.15 Foundry Services

After the conclusion of the Development Period and not including any contractual relationship that Company may have or obtain with a second source supplier as contemplated in Appendix B, Company agrees that it will not, during the Term of this Agreement, enter into any agreement or arrangement with any third party to provide foundry services to Company in connection with the production of Licensed Products, without first offering to Lucent’s NJNC the right of last refusal to provide such foundry services, i.e., the right to match the last best bona fide third-party offer received by Company.

6.16 Publicity

Company acknowledges and agrees that no publicity related to the relationship between Company and Lucent shall be released, directly or indirectly, without the prior written approval by Lucent. The provisions of the preceding sentence shall not apply to any disclosure that Company is required to make under The Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, or as otherwise required under law.   As used herein, “publicity” includes, but is not limited to, public statements about the existence or terms of an Agreement, this term sheet, postings on the Internet, press releases, or other disclosures.

6.17 Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

LUCENT TECHNOLOGIES INC.	ISONICS CORPORATION

By:	By:

Date:	Date:

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES

APPENDIX A

DEFINITIONS

Change of Control means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); (d) there occurs a change in the composition of the Board of Directors of the Company within a four-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Code means object code and/or source code, as the context requires.  Unless otherwise specifically agreed, only object code is included in Deliverables to be provided to Company under this Agreement.

Communications Product shall mean any product primarily adapted for connection to or operation with a telecommunications or any other communications network, and designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce or handle any form of information, intelligence or data for transmission over such network. The term includes products or services associated with the administration, maintenance, development, testing, or use of any such Communications Product.

Company Information means informative material, software, Technical Information or other information, owned by Company or any of its Subsidiaries, disclosed hereunder by Company that is marked as “confidential” or “proprietary” at the time of disclosure to Lucent or, if disclosed orally, is identified at the time of disclosure as “confidential” or “proprietary” and followed by a summary in writing provided by Company to Lucent within sixty (60) days of the original disclosure.

Deliverables means items that Lucent is obligated to deliver to Company, as identified in a Statement of Work in Appendix  B.

Derivative Work shall mean (i) any work of authorship that is based, in whole or in part, upon one or more pre-existing works (e.g., the Lucent Information or the Licensed Technical Information), such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted and (ii) which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement.

Development Period means, unless otherwise mutually agreed in writing, the period commencing on the Effective Date of this Agreement and extending until completion of the last milestone of the Development Project unless terminated according to the provisions of Article IV.

Development Project means performance of the work set forth in the Statement of Work in Appendix B, and the provision to Company of the Deliverables identified in Appendix B.

Documentation means all information, whether in human and/or machine-readable form, relating to Code, including but not limited to user manuals and materials useful for design (for example, logic manuals, flow charts, and principles of operation).

Fair Market Value means, with respect to any Licensed Product sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated buyer in an arm’s length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such Licensed Product in the form in which it is sold, whether or not assembled (and without excluding therefrom any components or subassemblies thereof which are included in such selling price).

Licensed Product(s) means a device that processes emissive or reflective infrared radiation into an image, and which device is based upon a micro-electro-mechanical system (“MEMS”) [**see cover page note] or [**see cover page note] structure implemented to be sensitive to changes in emissive or reflective infrared radiation that illuminates at least a portion of the surface of the structure.  For the purposes of clarification, if an infrared imaging device that satisfies the definition of Licensed Product is included in a camera, cell phone or other end-user apparatus, for the purposes of calculation of royalties due to Lucent under this Agreement, the Fair Market Value of the Licensed Product shall not include any portion of such camera, cell phone or other end-user apparatus, other than the Licensed Product itself.

Licensee Licensed Product is a Licensed Product made, used or sold by Company that (i) is substantially identical to any prototype furnished by Lucent to Company under this Agreement, and (b) is designed in accordance with the Licensed Technical Information furnished to Company pursuant to this Agreement.

Lucent Background Technology means any copyright or trade secret in which Lucent, as of the Effective Date, owns and has the right to grant any licenses of the type herein granted by Lucent, first created prior to or outside of the Development Project, but only to the extent of such right, and which is included in the Deliverables (including Software in source code form) as furnished hereunder.

Lucent Communications Products are Communications Products that are manufactured by Lucent or manufactured by a third party for Lucent.

Lucent Foreground Technology means works of authorship, trade secrets, know-how or any other intellectual property (including Software in source code form) first created and reduced to tangible, recordable or permanent form during the Development Period and as a direct result of work performed under this Agreement.

Lucent Foreground Technology does not include Lucent Background Technology.

Lucent Information means informative material, Code, Technical Information or other information, owned by Lucent or any of its Subsidiaries, disclosed hereunder by Lucent that is marked as “confidential” or “proprietary” at the time of disclosure to Company or, if disclosed orally, is identified at the time of disclosure as “confidential” or “proprietary” and followed by a summary in writing provided by Lucent to Company within sixty (60) days of the original disclosure.

Licensed Technical Information shall mean, collectively, (a) Lucent Background Technology and (b) Lucent Foreground Technology.

Lucent Patent means the patent and patent applications listed in Appendix C, and any patent which issues from an application which claims priority from such named patent or patent applications, which Lucent or one of its wholly-owned Subsidiaries, as of the Effective Date, has the right to grant any licenses of the type herein granted by Lucent, but only to the extent of such right, and (i) which claims an invention disclosed in the Deliverables as furnished hereunder; and (ii) but for the licenses granted herein is unavoidably and necessarily infringed by Company’s use of the Deliverables in the form furnished hereunder to make or have made Licensed Products.

Subsidiary of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) that does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

Technical Information means all documented informative material (excluding patents), including without limitation, Documentation, technical memoranda, technical reports, data and drawings of whatever kind in whatever tangible medium, specifications, tangible know-how, processes, manuals, instructions, directories, schematics, sketches, photographs, graphs, dies, molds, tools, tooling, samples, price lists, part lists and descriptions, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing.

APPENDIX B

Statement of Work

This Statement of Work (SOW) will be governed by and construed in accordance with the terms of the Agreement, but to the extent there is any inconsistency between the terms of this Statement of Work and those of the Agreement, the terms of the Statement of Work shall take precedence and control the work tasks identified herein.  Authorized Representatives of each Party shall execute changes to this SOW. Notwithstanding the foregoing, to the extent that any intellectual property terms and conditions of this Agreement are to be modified or superseded by the terms and conditions of a Statement of Work, such intellectual property terms shall be specifically identified in the Statement of Work and must be executed on behalf of Lucent only by the President – Intellectual Property Business and on behalf of Company by its Chief Executive Officer.

1. (a) Lucent will, as the first task of the Development Project, prepare a development plan that will include “quarterly progress milestones” for the first three year period, as well as the information set forth in section 3 below, and that will be reviewed and approved by Company.  It is intended that the three year period will provide a general overview about the Development Project, while the information required by Section 3, below (and, for each subsequent development plan, also the information required by Section 4, below), will provide specific activities to be undertaken and anticipated results expected by Lucent during the ensuing period of time as well as a summary of activities previously accomplished and results achieved. Each subsequent development plan will be in a form and contain information as may be reasonably agreed by the Parties.  If the development plan is approved, Lucent will, in accordance with the specific tasks and milestones set forth in such development plan, (a) develop a MEMS (Micro Electro-Mechanical Systems) IR imaging array, and (b) deliver a variety of not less than 12 first article, IR imager samples, designed for use in 8-12 micron wavelength applications, fully packaged and tested, that will attempt to meet target specifications.  While these samples may not be suitable for any specific consumer or industrial application, they will be illustrative of how the Licensed Technical Information may be used for many such consumer and industrial applications, with further product development.  High volume manufacturing issues will we addressed during the course of the Development Project, and detailed cost estimates will be prepared.  The duration of the Development Project is expected to be 36 months for producing an “alpha” prototype.

(b) In the event that Company notifies Lucent that it accepts the development plan in accordance with Section 3(d) below, the Parties agree to schedule quarterly review meetings to discuss the status of the Development Project.  Each of such review meetings shall occur at least two (2) weeks prior to the end the corresponding calendar quarter.  In addition, Lucent and the Company will each appoint a representative to act as a “single point of contact” in order to have more frequent communication to discuss and receive information regarding the Development Project during the Development Period.

(c) In the event that the Development Project continues for at least two (2) years and Company is not in default of any of its payment obligations under this Agreement, Lucent agrees to transfer Licensed Technical Information to a mutually agreed upon third party during the next succeeding year, and thereafter as may be necessary, in order to enable such third party to become a second source supplier of Licensed Products to Company.  Such transfer to a third party shall be accomplished pursuant to the terms of a mutually agreed upon Statement of Work, provided that Lucent, in its sole and reasonable discretion, shall determine the technical qualifications of such third party to become a second source supplier.   As contemplated by this Section 1(c), any second source supplier may supply Licensed Products to Company in a volume not exceeding [**see cover page note] ([**see cover page note%) percent of the Company’s requirements for Licensed Products during any twelve month period.  The [**see cover page note] ([**see cover page note%) percent limitation in the preceding sentence shall not apply to the extent (and only to the extent) that Lucent is unable to supply the remainder of the Licensed Products to Company in accordance with Section 6.15 of the Agreement.

2.  The Parties acknowledge that Lucent will, in its sole discretion, supply personnel it deems in its good faith sufficient to complete the specific tasks and milestones of the development plan, in order to complete the Development Project.  Company will monitor progress of the Development Project at quarterly progress meetings.  In the event that Company is not satisfied with the progress of the Development Project, Company may terminate this Agreement in accordance with the Termination provisions above (i.e., by giving written notice within 10 days after the occurrence of any of such quarterly progress meetings) or seek escalation in accordance with Section 6.08(a) of this Agreement.  In the event that Company does not give such notice or seek escalation, then it will be deemed to have agreed that it is satisfied with the progress of the Development Project.

3.   (a) The development plan shall specify deliverables, due dates, other milestones, and list the Lucent Background Technology (to be marked as “Lucent Proprietary”) that Lucent expects to deliver to Company.  Said development plan shall be updated, from time to time. Notwithstanding anything contained in the SOW to the contrary, the Parties acknowledge that the Development Project is a research-related activity and may not lead to a commercially viable Licensed Product.  All Licensed Technical Information, Lucent Information and other information furnished by Lucent under this Agreement is furnished “AS IS” with all faults, latent and patent, and without any warranty of any type.

(b)(i) The first development plan shall be prepared by Lucent with the cooperation and participation of the Company, and shall be delivered by Lucent to Company within sixty (60) days after the Effective Date.  Company shall, by written notice to Lucent, accept or reject the development plan within ten (10) days after receipt.  The parties understand that time is of the essence with respect to the date for acceptance or rejection, and that the cure periods set forth in Section 4.03 shall not extend such date. (ii) Lucent will endeavor to deliver proposed changes, modifications and clarifications to the first development plan and each subsequent development plan to the Company as soon as reasonably possible, but not later than five (5) business days before the scheduled commencement of the quarterly meeting described in Section 4.02(a) of the Agreement. (iii) In developing any proposed changes, modifications, or clarifications to the first development plan or any successor development plan, the designated Lucent Principal Investigator and Company representative working on the Development Project will communicate on a regular basis to discuss the proposed changes, modifications, and clarifications.

(c) In the event that Company notifies Lucent that it accepts the first development plan, the Development Project shall continue in accordance with the first development plan, and Company shall make the first installment payment set forth in Section 3.01(a)(ii).

(d) In the event that Company notifies Lucent that the first development plan is not accepted, this Agreement shall be deemed to have been terminated for convenience, pursuant to Section 4.02, and Lucent will return $900,000 to the Company in accordance with Section 3.01(f).

(e) In the event that Company notifies Lucent that any subsequent development plan is not accepted, the Company must provide specific objections to such subsequent development plan and proposed curative measures and, if the parties are not able to resolve the issue, it will be resolved by escalation as set forth in Section 6.08(a).  The Company may, at any time during the discussions under Section 6.08(a) relating to the acceptability of a development plan, terminate this Agreement for convenience pursuant to Section 4.02.

(f) The parties intend that during the period between quarterly meetings, Lucent will keep the representative of Company designated as its “single point of contact” informed about the progress of the Development Project and changes, modifications, or clarifications that Lucent contemplates being made to the development plan that may be proposed at or before the next quarterly meeting.

4.   At each quarterly progress meeting, Lucent shall identify, prepare/update and deliver a list to Company describing Foreground Technical Information (marked as “Lucent Proprietary – IR Imaging”) that will be subject to the exclusive technology license provided in Section 2.05.  In the event that any Technical Information that is delivered to Company is not listed on any such list and it otherwise is or should be included within the definition of “Lucent Background Technology”, such Technical Information shall be deemed to be Lucent Background Technology.  Any disputes whether Technical Information should be included in such list shall be raised by Company within ten days after a list is presented to Company, and be resolved by the escalation process set forth in Section 6.08(a) (and not 6.08(b)).

5.  At each quarterly meeting, Lucent will endeavor to advise Isonics of its intention to publish any portion of the Lucent Foreground Technology or to include same in one or more patent applications, which activities are permitted in accordance with Section 2.06(b)(iv).